UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             PriCellular Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    741504104
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabili ies of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 Pages

-------------------------                           ---------------------------
|CUSIP NO. 741504104    |           13G            |   Page  2  of  12  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 4,051,220 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 4,051,220 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 4,051,220 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 10.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)           Name of Issuer:
                         PriCellular Corporation

        1(b)        Address of Issuer's Principal Executive Offices:
                         45 Rockefeller Plaza
                         New York, NY  10020

Item 2(a)           Name of Person Filing:
                         Aeneas Venture Corporation

        2(b)        Address of Principal Business Office or, if none, Residence:
                         c/o Harvard Management Company, Inc.
                         600 Atlantic Avenue
                         Boston, MA  02210

        2(c)        Citizenship:
                         Delaware

        2(d)        Title of Class of Securities:
                         Common Stock

        2(e)        CUSIP Number:  741504104


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                         Not applicable; the reporting person is filing pursuant to Rule 13.d.1(c).

Item 4              Ownership:

        4(a)        Amount beneficially owned:
                         4,051,220 shares, including 56,275 shares which Aeneas Venture Corporation has a warrant to purchase.

        4(b)        Percent of Class:
                         10.5%

        4(c)        Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:
                                4,051,220 shares


                               Page 3 of 12 Pages

                   (ii) shared power to vote or to direct the vote:

                                ---------

                   (iii) sole power to dispose or to direct the disposition of:
                                4,051,220 shares

                   (iv) shared power to dispose or to direct the disposition of:

                                --------

Item 5              Ownership of Five Percent or Less of a Class:
                         Not Applicable.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:
                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                         Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9              Notice of Dissolution of Group:
                         Not Applicable.

Item 10             Certification:

                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        AENEAS VENTURE CORPORATION


                                        By: /s/ Tami E. Nason
                                            -------------------------------
                                            Name: Tami E. Nason
                                            Title:   Authorized Signatory

February 12, 1997

      Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as exhibits to this Schedule 13G-A are copies of the initial Schedule 13G and all amendments thereto.

                               Page 4 of 12 Pages

                                                                      Exhibit A
                                                                      ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             PriCellular Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    741504104
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent ther to reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 5 of 12 Pages

-------------------------                           ---------------------------
|CUSIP NO. 741504104    |           13G            |   Page  6  of  12  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 3,378,491 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 3,378,491 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 3,378,491 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 21.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)           Name of Issuer:
                         PriCellular Corporation

        1(b)        Address of Issuer's Principal Executive Offices:
                         45 Rockefeller Plaza
                         New York, New York  10020

Item 2(a)           Name of Person Filing:
                         Aeneas Venture Corporation

        2(b)        Address of Principal Business Office or, if none,
                       Residence:
                            Aeneas Venture Corporation
                                c/o Harvard Management Company, Inc.
                                600 Atlantic Avenue
                                Boston, MA  02210

        2(c)        Citizenship:
                         Delaware

        2(d)        Title of Class of Securities:
                         Common Stock

        2(e)        CUSIP Number:
                         741504104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                         The reporting person is not filing in any of the capacities listed in Item 3 of the Schedule; rather, the reporting person is filing pursuant to Rule 13d-1(c).

Item 4(a)           Amount beneficially owned:
                         3,378,491 shares, including 2,847,988 shares of Class B Common Stock convertible to Class A Common Stock and an option to purchase 530,503 shares of Class A Common Stock.

        4(b)        Percent of Class:
                         21.5%

        4(c)        Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:
                              3,378,491 shares

                    (ii) shared power to vote or to direct the vote:

                              -----

                               Page 7 of 12 Pages

                   (iii) sole power to dispose or to direct the disposition of:
                                3,378,491 shares

                   (iv) shared power to dispose or to direct the disposition of:

                              -----

Item 5              Ownership of Five Percent or less of a Class:
                         Not Applicable.

Item 6 Ownership of more than Five Percent on behalf of another person:
                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                         Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9              Notice of Dissolution of Group:
                         Not Applicable.

Item 10             Certification:

                    The certification presented in Item 10 is not required as the reporting person is filing pursuant to Rule 13d-1(c) rather than Rule 13d-1(b).

                    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                            AENEAS VENTURE CORPORATION


                                            By:  /s/ Verne O. Sedlacek
                                                 -----------------------------
                                                Name:  Verne O. Sedlacek
                                                Title:  Treasurer


February __, 1995

                               Page 8 of 12 Pages

                                                                       Exhibit B
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             PriCellular Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    741504104
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of th class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 9 of 12 Pages

-------------------------                           ---------------------------
|CUSIP NO. 741504104    |           13G            |   Page 10  of  12  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 4,196,765 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 4,196,765 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 4,196,765 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 18.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 12 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)           Name of Issuer:
                         PriCellular Corporation

        1(b)        Address of Issuer's Principal Executive Offices:
                         45 Rockefeller Plaza
                         New York, New York  10020

Item 2(a)           Name of Person Filing:
                         Aeneas Venture Corporation

        2(b)        Address of Principal Business Office or, if none,
                    Residence:
                         c/o Harvard Management Company, Inc.
                         600 Atlantic Avenue
                         Boston, MA  02210

        2(c)        Citizenship:
                         Delaware

        2(d)        Title of Class of Securities:
                         Common Stock

        2(e)        CUSIP Number:
                         741504104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                         The reporting person is not filing in any of the capacities listed in Item 3 of the Schedule; rather, the reporting person is filing pursuant to Rule 13d-1(c).

Item 4(a)           Amount beneficially owned:
                         4,196,765 shares, including 3,559,985 shares of Class B Common Stock convertible to Class A Common Stock and 636,780 shares of Class A Common Stock.

        4(b)        Percent of Class:
                         18.4%

        4(c)        Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:
                              4,196,765 shares

                    (ii) shared power to vote or to direct the vote:

                              -----

                               Page 11 of 12 Pages

                   (iii) sole power to dispose or to direct the disposition of:
                            4,196,765 shares

                   (iv) shared power to dispose or to direct the disposition of:

                              -----

Item 5              Ownership of Five Percent or less of a Class:
                       Not Applicable.

Item 6 Ownership of more than Five Percent on behalf of another person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                         Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9              Notice of Dissolution of Group:
                         Not Applicable.

Item 10             Certification:

                    The certification presented in Item 10 is not required as the reporting person is filing pursuant to Rule 13d-1(c) rather than Rule 13d-1(b).

                    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                           AENEAS VENTURE CORPORATION


                                           By:  /s/ Verne O. Sedlacek
                                                -----------------------------
                                               Name:  Verne O. Sedlacek
                                               Title:   Authorized Signatory


February 13, 1996

                              Page 12 of 12 Pages